Exhibit 99.1

Granite Reports Fiscal Year 2018 Results

Fiscal Year 2018 Financial Highlights

•	Revenue up 11.0 percent year-over-year to $3.32 billion
•	Gross profit increased 23.6 percent year-over-year to $389.2 million
•	Gross profit margin up 119 basis points year-over-year to 11.7 percent
•	Net income totaled $42.4 million, compared to $69.1 million in 2017
•	Adjusted net income[1] increased 48.8 percent year-over-year to $102.8 million
•	Adjusted EBITDA[1] increased 39.0 percent year-over-year to $236.5 million
•	Adjusted EBITDA margin[1] increased 144 basis points to 7.1 percent.

WATSONVILLE, Calif. (February 20, 2019) - Granite Construction Incorporated (NYSE: GVA) today reported fourth quarter 2018 net income of $6.5 million, with earnings per diluted share (EPS) of $0.14. Net income in 2018 totaled $42.4 million, with diluted EPS of $0.96. Fourth quarter and fiscal year 2018 results include after-tax acquisition-related expenses of $17.0 million and $60.4 million, respectively2. Excluding the impact of these expenses, fourth quarter adjusted net income was $23.6 million1, with adjusted diluted EPS of $0.501, and 2018 adjusted net income increased 48.8 percent year-over-year to $102.8 million1, with adjusted diluted EPS of $2.341.

“Granite’s teams delivered record safety performance in 2018, adding to the foundation that supports the continued growth of our leadership position as America’s Infrastructure Company,” said Granite President and Chief Executive Officer James H. Roberts. “Our intentional emphasis on bidding and pricing discipline produced higher bid-day margins and contributed to more than 140 basis points of adjusted EBITDA margin1 improvement over 2017. In alignment with our strategic plan, our 2018 acquisitions provide geographic and end-market diversification, generate strong margin contribution, and set the stage for exciting growth opportunities in our Transportation, Water, Specialty, and Materials segments as we enter 2019.”

“This quarter’s results include the effects of erratic, wet weather in the West, and reflect negative forecast adjustments on legacy unconsolidated large projects attributable to increased visibility into costs as these projects near completion,” Roberts said. “As we begin 2019, only one of our three challenged legacy projects is less than 90 percent complete. We believe that our strategic portfolio shift to lower-risk, higher-margin work, coupled with our focus on more negotiated work, will result in steady improvement in Transportation segment performance throughout 2019.”

Roberts continued, “The defeat of the Proposition 6 ballot measure in last November’s election in California highlights the significant opportunities for growth in our Transportation segment. This result preserved the 10-year, $52.4 billion Senate Bill 1, the Road Repair and Accountability Act of 2017 (“SB 1”). SB 1 is one of more than two dozen state and local transportation and infrastructure measures passed since 2015 that will drive Granite’s growth and profitability for years to come. Strong demand trends also are evidence of growth opportunities for our growing Specialty segment, including tunnel, mining, power, and site development. Our Water segment backlog increased significantly year-over-year, and the segment’s bidding environment remains healthy against a backdrop of steadily improving public and municipal water infrastructure funding. We do not see the dynamics of this robust market slowing down for the foreseeable future.”

Fiscal Year 2018 Consolidated Results

•	For the year ended December 31, 2018, revenue increased 11.0 percent to $3.32 billion, compared with $2.99 billion last year.
•	Gross profit increased 23.6 percent to $389.2 million in 2018, compared to $314.9 million last year, with resulting gross profit margin of 11.7 percent, compared with 10.5 percent last year.
•

Selling, general & administrative (SG&A) expenses in 2018 include the impact of overhead costs attributable to the recently acquired businesses. SG&A expenses were $272.8 million, or 8.2 percent of revenue, compared to $220.4 million, or 7.4 percent of revenue, last year. The increase is attributable to the acquired businesses.

•

Company effective tax rate in 2018 was 16.2 percent, driven by a decrease in the tax rate due to the impact of Tax Reform enacted in December 2017. The rate also includes impacts from adjustments to the Tax Reform provisional amounts recorded in 2017, which was partially offset by one-time nondeductible acquisition and integration expenses incurred in 2018. In 2019, the Company’s tax rate is expected to normalize to a low- to mid-20s percentage range.

•

Net income in 2018 totaled $42.4 million, with diluted EPS of $0.96. Fiscal year 2018 results include after-tax acquisition-related expenses of $60.4 million[2]. Excluding the impact of these expenses, 2018 adjusted net income increased 48.8 percent year-over-year to $102.8 million[1], with adjusted diluted EPS of $2.34[1].

•	Adjusted EBITDA[1] increased 39.0 percent to $236.5 million in 2018, compared to $170.2 million last year.
•

Company backlog[3] was $3.69 billion, down 0.8 percent year-over-year. This figure excludes approximately $700 million of previously disclosed Construction Manager/General Contractor (CMGC) projects, which will enter backlog as task orders are approved.

•

During the fourth quarter, Granite invested $10.0 million to repurchase approximately 252,000 GVA shares at an average price of $39.64 per share, in accordance with our $200.0 million stock repurchase authorization.

•

Our balance sheet remains strong with cash and marketable securities of $338.9 million as of December 31, 2018. Our capital structure is well positioned to support the implementation of our strategic plan for growth both organically and through future acquisitions.

Fourth Quarter and Fiscal Year 2018 Segment Results

Transportation

•

Fourth quarter 2018 revenue decreased 3.8 percent to $504.0 million, compared to $524.0 million last year. Revenue increased 1.5 percent to $1.98 billion in 2018, compared to $1.95 billion last year. Increased bidding discipline and higher margin expectations fueled Transportation segment improvement in 2018. These actions largely offset both a California procurement slowdown that began mid-year related to Proposition 6, as well as late-2018 weather impacts. Fourth quarter 2018 project and production delays tied to wet weather in the West and this year’s extreme winter weather in the Midwest are expected to begin correcting as weather improves.

•

Quarterly gross profit increased 2.8 percent to $51.6 million from $50.2 million last year, with gross profit margin of 10.2 percent, up from 9.6 percent last year. Gross profit increased 11.7 percent to $190.0 million in 2018, compared to $170.1 million last year, with a resulting gross profit margin of 9.6 percent up from 8.7 percent in 2017. Year-over-year profit improvement continues to reflect our efforts to increase returns in the healthy environment that exists across most of our geographic markets.

•

Segment backlog decreased 1.9 percent year-over-year to $2.82 billion, driven by steady project burn rates. This figure does not include approximately $700 million of previously disclosed Transportation CMGC projects, which will enter backlog as task orders are approved. Entering 2019 with strong backlog and strategic bookings positions our teams with excellent opportunities to grow revenue and profitability across geographies in 2019 and beyond.

Water

•

Fourth quarter revenue increased 273.4 percent to $122.3 million compared to $32.8 million in the fourth quarter of 2017. Revenue increased 153.0 percent to $338.3 million in 2018, compared to $133.7 million last year, with the increase driven by acquisitions.

•

Quarterly gross profit increased to $18.5 million from $2.5 million last year, with gross profit margin of 15.1 percent up from 7.6 percent last year. Gross profit increased to $59.6 million in 2018, compared to $12.3 million last year, with gross profit margin of 17.6 percent, up from 9.2 percent in 2017. Year-over-year profit improvement was the result of solid execution on a broad array of projects in the segment, an area of significant investment and growth in 2018.

•

Recent acquisitions contributed to a significant backlog increase year-over-year to $328.9 million. The segment’s bidding environment remains robust, against a backdrop of steadily increasing public and municipal water infrastructure funding.

Specialty

•

Fourth quarter 2018 revenue increased 1.2 percent to $165.5 million, compared to $163.6 million last year. Revenue increased 1.8 percent to $626.6 million in 2018, compared to $615.8 million last year. Steady demand in the mining sector, continued progress on tunnel projects, and site development drove the increase, even after allowing for late-2018 weather impacts.

•

Quarterly gross profit decreased 16.7 percent to $25.6 million from $30.7 million last year, with gross profit margin of 15.5 percent down from 18.8 percent last year. Gross profit increased 3.9 percent to $90.9 million in 2018, compared to $87.4 million last year, with gross profit margin of 14.5 percent, up from 14.2 percent in 2017.

•

Segment backlog finished 2018 at $545.6 million. We continue to target growth while emphasizing bidding discipline in these diverse growth markets. Demand dynamics vary by market, but steadily increasing public- and private-market demand continue to support growth opportunities in tunnel, mining, site development, and power (transmission and distribution) projects.

Materials

•

Fourth quarter 2018 revenue increased 24.2 percent to $100.5 million, compared with $80.9 million last year. Revenue increased 28.7 percent to $376.8 million in 2018, compared to $292.8 million last year. Revenue growth was driven by steady external demand related to stepped-up sales efforts. Results also include the mid-2018 addition of Liner Products, an acquired Layne Christensen Company subsidiary, which represents about 10 percent of segment revenue.

•

Quarterly gross profit decreased 28.4 percent to $12.4 million from $17.3 million last year, with gross profit margin of 12.3 percent down from 21.3 percent last year. Gross profit increased 8.0 percent to $48.7 million in 2018, compared to $45.1 million last year, with gross profit margin of 12.9 percent down from 15.4 percent last year.

•

Segment performance was driven by improved external market demand throughout. Late-2018 weather impacts slowed segment performance, as internal and external sales were delayed due to ongoing wet weather in the West. With committed materials volumes well above last year’s level, sales and business performance will accelerate and begin correcting as weather improves.

Outlook and Guidance

“Our hard work in 2018 has Granite well prepared for a great 2019. With strong demand, healthy backlog, and near-record committed materials volumes, we are enthusiastically poised for a strong start to the year once Mother Nature allows,” Roberts said. As America’s Infrastructure Company, Granite is extremely well positioned to produce excellent top- and bottom-line growth not only in 2019 but well beyond, delivering exceptional value for our key stakeholders,” Roberts said.

“We also are increasingly optimistic that infrastructure investment is an opportunity for political agreement that will produce significant, incremental, and long-term funding solutions for America’s crumbling infrastructure. We believe logic will ultimately prevail in Washington D.C. in 2019. Our optimistic outlook for 2019 and beyond excludes the potential enactment of a federal infrastructure bill, which if passed, would further enhance long-term stability in the overall market, while driving growth most likely beginning in late 2020,” Roberts concluded.

The Company’s expectations for 2019 are:

•	Low-teens consolidated revenue growth
•	Adjusted EBITDA margin[1] of 8.5 percent to 9.5 percent

Endnotes

(1)  Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2)  Acquisition-related expenses include acquisition and integration expenses, synergy costs, and acquired intangible amortization expenses.

(3)  Granite contract backlog is comprised of unearned revenue and other awards.

Conference Call

Granite will conduct a conference call today, February 20, 2019, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended December 31, 2018. The Company invites investors to listen to a live audio webcast on its Investor Relations website, https://investor.graniteconstruction.com/. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-888-220-8451; international callers may dial 1-786-789-4776. A replay will be available after the live call through February 27, 2019, by calling 1-888-203-1112, replay access code 5007380; international callers may dial 1-719-457-0820.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite, America’s Infrastructure Company, is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made.  These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized.  Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

December 31,	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$272,804	$233,711
Short-term marketable securities	30,002	67,775
Receivables, net	473,246	479,791
Contract assets	219,754	—
Costs and estimated earnings in excess of billings	—	103,965
Inventories	88,623	62,497
Equity in construction joint ventures	282,229	247,826
Other current assets	48,731	36,513
Total current assets	1,415,389	1,232,078
Property and equipment, net	549,688	407,418
Long-term marketable securities	36,098	65,015
Investments in affiliates	84,354	38,469
Goodwill	259,471	53,799
Other noncurrent assets	131,601	75,199
Total assets	$2,476,601	$1,871,978

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$47,286	$46,048
Accounts payable	251,481	237,673
Contract liabilities	105,449	—
Billings in excess of costs and estimated earnings	—	135,146
Accrued expenses and other current liabilities	273,626	236,407
Total current liabilities	677,842	655,274
Long-term debt	335,119	178,453
Deferred income taxes, net	4,317	1,361
Other long-term liabilities	61,689	44,085
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 46,665,889 shares as of December 31, 2018, and 39,871,314 shares as of December 31, 2017	467	399
Additional paid-in capital	564,559	160,376
Accumulated other comprehensive (loss) income	(749)	634
Retained earnings	787,356	783,699
Total Granite Construction Incorporated shareholders’ equity	1,351,633	945,108
Non-controlling interests	46,001	47,697
Total equity	1,397,634	992,805
Total liabilities and equity	$2,476,601	$1,871,978

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue
Transportation	$504,040	$524,024	$1,976,743	$1,947,420
Water	122,299	32,755	338,250	133,699
Specialty	165,470	163,553	626,619	615,818
Materials	100,516	80,942	376,802	292,776
Total revenue	892,325	801,274	3,318,414	2,989,713
Cost of revenue
Transportation	452,396	473,796	1,786,698	1,777,285
Water	103,842	30,257	278,676	121,429
Specialty	139,893	132,843	535,731	528,372
Materials	88,145	63,671	328,117	247,694
Total cost of revenue	784,276	700,567	2,929,222	2,674,780
Gross profit	108,049	100,707	389,192	314,933
Selling, general and administrative expenses	79,439	57,674	272,776	220,400
Acquisition and integration expenses	16,015	—	60,045	—
Gain on sales of property and equipment	(2,606)	(1,352)	(7,672)	(4,182)
Operating income	15,201	44,385	64,043	98,715
Other (income) expense
Interest income	(1,855)	(1,386)	(6,082)	(4,742)
Interest expense	4,481	2,703	14,571	10,800
Equity in income of affiliates	(1,408)	(2,200)	(6,935)	(7,107)
Other expense (income), net	539	(1,878)	(1,666)	(4,699)
Total other expense (income)	1,757	(2,761)	(112)	(5,748)
Income before provision for income taxes	13,444	47,146	64,155	104,463
Provision for income taxes	3,057	11,821	10,414	28,662
Net income	10,387	35,325	53,741	75,801
Amount attributable to non-controlling interests	(3,841)	(2,552)	(11,331)	(6,703)
Net income attributable to Granite Construction Incorporated	$6,546	$32,773	$42,410	$69,098

Net income per share attributable to common shareholders
Basic	$0.14	$0.82	$0.97	$1.74
Diluted	$0.14	$0.81	$0.96	$1.71
Weighted average shares of common stock
Basic	46,888	39,857	43,564	39,795
Diluted	47,333	40,387	44,025	40,372
Dividends per common share	$0.13	$0.13	$0.52	$0.52

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Years Ended December 31,	2018	2017
Operating activities
Net income	$53,741	$75,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	111,544	66,345
Gain on sales of property, equipment and business, net	(4,910)	(4,182)
Change in deferred income taxes	20,010	(4,824)
Stock-based compensation	14,784	15,764
Equity in net loss from unconsolidated joint ventures	22,688	14,634
Net income from affiliates	(6,935)	(7,107)
Other non-cash adjustments	4,916	—
Changes in assets and liabilities	(129,448)	(10,236)
Net cash provided by operating activities	86,390	146,195
Investing activities
Purchases of marketable securities	(9,952)	(124,543)
Maturities of marketable securities	75,000	120,000
Purchases of property and equipment	(111,101)	(67,695)
Proceeds from sales of property and equipment	16,238	10,202
Cash paid to purchase businesses, net of cash and restricted cash acquired	(55,027)	—
Proceeds from the sale of a business	47,812	—
Other investing activities, net	(2,568)	2,850
Net cash used in investing activities	(39,598)	(59,186)
Financing activities
Proceeds from debt	203,250	25,000
Debt principal repayments	(153,924)	(45,000)
Cash dividends paid	(22,424)	(20,687)
Repurchases of common stock	(16,557)	(6,977)
Contributions from non-controlling partners	200	11,500
Distributions to non-controlling partners	(13,275)	(7,109)
Other financing activities, net	856	649
Net cash used in financing activities	(1,874)	(42,624)
Net increase in cash, cash equivalents and restricted cash	44,918	44,385
Cash and cash equivalents and restricted cash of $0 at beginning of each period	233,711	189,326
Cash, cash equivalents and restricted cash of $5,825 and $0 at end of period	$278,629	$233,711

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue
Transportation	$504,040	$524,024	$1,976,743	$1,947,420
Water	122,299	32,755	338,250	133,699
Specialty	165,470	163,553	626,619	615,818
Materials	100,516	80,942	376,802	292,776
Total revenue	$892,325	$801,274	$3,318,414	$2,989,713
Gross profit
Transportation	$51,644	$50,228	$190,045	$170,135
Water	18,457	2,498	59,574	12,270
Specialty	25,577	30,710	90,888	87,446
Materials	12,371	17,271	48,685	45,082
Total gross profit	$108,049	$100,707	$389,192	$314,933
Gross profit as a percent of revenue
Transportation	10.2%	9.6%	9.6%	8.7%
Water	15.1	7.6	17.6	9.2
Specialty	15.5	18.8	14.5	14.2
Materials	12.3	21.3	12.9	15.4
Total gross profit as a percent of total revenue	12.1%	12.6%	11.7%	10.5%

GRANITE CONSTRUCTION INCORPORATED
Unearned Revenue / Contract Backlog by Segment(1)
(Unaudited - dollars in thousands)
Unearned Revenue	December 31, 2018
Transportation	$2,185,309	75.9%
Water	218,708	7.6
Specialty	474,016	16.5
Total	$2,878,033	100.0%

Other(2)	December 31, 2018
Transportation	$629,815	77.6%
Water	110,175	13.6
Specialty	71,598	8.8
Total	$811,588	100.0%

Contract Backlog(1)	December 31, 2018		December 31, 2017
Transportation	$2,815,124	76.3%	$2,868,542	77.2%
Water	328,883	8.9	145,812	3.9
Specialty	545,614	14.8	703,803	18.9
Total	$3,689,621	100.0%	$3,718,157	100.0%

(1)Contract Backlog is calculated by adding Unearned Revenue and Other Awards.

(2)Other awards include unissued task orders and unexercised contract options to the extent their issuance or exercise is probable as well as contract awards to the extent we believe contract execution and funding is probable.

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Granite Construction Incorporated and adjusted diluted earnings per share to indicate the impact of non-recurring acquisition, integration, acquired intangible amortization expenses and synergy costs related to the acquisition of Layne Christensen Company and LiquiForce.

Management believes that these additional non-GAAP financial measures facilitate comparisons between securities analysts, institutional investors and other interested parties. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income attributable to Granite Construction Incorporated	$6,546	$32,773	$42,410	$69,098
Depreciation, depletion and amortization expense(2)	33,728	17,823	111,544	66,345
Provision for income taxes	3,057	11,821	10,414	28,662
Interest expense, net of interest income	2,626	1,317	8,489	6,058
EBITDA	$45,957	$63,734	$172,857	$170,163
EBITDA margin(3)	5.2%	8.0%	5.2%	5.7%

Acquisition and integration expenses and synergy costs(4)	$17,586	$—	$63,623	$—
Adjusted EBITDA(1)	$63,543	$63,734	$236,480	$170,163
Adjusted EBITDA margin(1)	7.1%	8.0%	7.1%	5.7%

(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of acquisition and integration expenses and synergy costs.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the consolidated statements of operations of Granite Construction Incorporated.

(3)Represents EBITDA divided by consolidated revenue of $892.3 million and $3.32 billion for three months and year ended December 31, 2018, respectively, and $801.3 million and $2.99 billion for the three months and year ended December 31, 2017, respectively.

(4)Amount includes expenses related to external transaction costs, professional fees, internal travel, and synergy costs associated with the acquisition and integration of Layne Christensen Company and LiquiForce. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income Reconciliation(1)

(Unaudited - in thousands, except per share data)

	Three Months Ended		Years ended
	December 31,		December 31,
	2018	2017	2018	2017
Income before provision for income taxes	$13,444	$47,146	$64,155	$104,463
Acquisition and integration expenses and synergy costs	17,816	—	63,853	—
Amortization expense on acquired intangible assets	5,233	—	12,387	—
Adjusted income before provision for income taxes (1)	$36,493	$47,146	$140,395	$104,463

Provision for income taxes	$3,057	$11,821	$10,414	$28,662
Tax effect of the acquisition and integration expenses, synergy costs and acquired intangible amortization expenses (2)	6,004	—	15,834	—
Adjusted provision for income taxes	$9,061	$11,821	$26,248	$28,662

Net income attributable to Granite Construction Incorporated	$6,546	$32,773	$42,410	$69,098
After-tax acquisition and integration expenses, synergy costs and acquired intangible amortization expenses	17,045	—	60,406	—
Adjusted net income attributable to Granite Construction Incorporated	$23,591	$32,773	$102,816	$69,098

Diluted net income per share attributable to common shareholders	$0.14	$0.81	$0.96	$1.71
After-tax acquisition and integration expenses, synergy costs and acquired intangible amortization expenses	0.36	—	1.38	—
Adjusted diluted net income per share attributable to common shareholders(1)	$0.50	$0.81	$2.34	$1.71

(1) Amount includes expenses related to external transaction costs, professional fees, internal travel, and synergy costs associated with the acquisition and integration of Layne Christensen Company and LiquiForce. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed. Adjusted net income and diluted earnings per share exclude the impact of acquisition and integration expenses, synergy costs and acquired intangible amortization.

(2)The tax effect of the acquisition and integration expenses, synergy costs and acquired intangible amortization expenses was calculated using the Company’s estimated 2018 annual statutory tax rate.

Contact:

Investors

Ron Botoff, 831-728-7532

or

Media

Jacque Fourchy, 831-761-4741

Source: Granite Construction Incorporated